Noel E. Guardi, Attorney at Law
99 ROCKY RIDGEROAD, P.O. BOX 381
PINECLIFFFE, CO 80471
TELEPHONE 303-969-8886
FAX: 303-969-8887
SECLAWYER@IONSKY.COM

December 5, 2006

Mr. Michael Gelmon, Chief Executive Officer
Mr. Cory Gelmon, President and Chief Financial Officer
Banyan Corporation
Suite 207, 5005 Elbow Drive S.W.
Calgary, Alberta, Canada T2S 2T6

Re:	Legal Service Agreement for 2007

Dear Messrs. Gelmon:

          You have asked me to provide legal consulting services to Banyan Corporation (the “Company“) and to represent it in connection with certain securities and corporate matters, including, but not limited to compliance with the periodic reporting and beneficial ownership reporting requirements of the federal securities laws and the United States Securities Exchange Commission as appropriate, and such other matters as your may request from time to time, during the 2007 calendar year.

          You have asked me to propose an arrangement under which I would function as a virtual in-house counsel for purposes of compliance requirements and related matters with fees pursuant to a payment schedule. I have prepared this summary of our agreement for your approval.

          The schedule attached hereto sets forth the Company’s requirements for the 2007 calendar year. Professional services necessary to complete these items are included in the fees described below. By my estimate, the matters within these requirements will take approximately 180 hours to complete. Fees for legal consulting services for such matters are $36,000 at $200.00 per hour, a discount of 20% from my prevailing rate, for all matters on the schedule. For matters on the schedule there will be no charges for the assistance of non-legal professional staff.

          I propose to reduce the cash portion of fees for matters on the schedule and accept compensation in the form of 6,000,000 shares of Common Stock (the “Shares”) to be treated as an earned retainer towards the $36,000 fixed fee set forth above in an amount to be determined upon the sale of shares. Receipt of the earned retainer is hereby acknowledged.

          From time to time, the Shares and/or the proceeds from the sale of the Shares shall be applied from trust to the balance due for professional fees and disbursements. To the extent the proceeds from the sale of the Shares exceed the balance due for

Legal Service Agreement
Banyan Corporation
December 5, 2006
Page 2

professional fees and disbursements, such excess shall be held in trust for the benefit of the Company. To the extent the proceeds from the sale of the Shares do not exceed the balance due for professional fees and disbursements the difference shall remain outstanding.

          Not included in the scope of the work covered by the foregoing fee schedule are:

          1. Registration statements (To be billed at not more than 1.0% of the gross offering proceeds subject to a $4,000 minimum, $30,000 maximum).

          2. Securities purchase agreements and loan agreements requiring a formal legal opinion to be issued to the investor or lender. (To be billed at not more than 0.5% of the gross offering proceeds subject to a $2,000 minimum, $15,000 maximum).

          3. Proxy statement and annual meeting documents and attendance (Hourly basis subject to a maximum of $6,000).

          4. Merger and acquisition negotiation and document drafting.

          5. Rule 144 opinions on behalf of sellers.

          6. Franchise work.

          7. Human resources matters.

          8. Litigation and legal proceedings of any kind.

          For the foregoing matters not included in the scope of the fixed fees and payment plan, and except as set forth above, you agree to pay hourly fees for legal consulting services rendered and the assistance of non-legal professional staff at the rates of two hundred dollars ($200.00) and thirty dollars ($40.00), respectively, per hour expended on your behalf, to be billed in arrears.

          Any advances paid hereunder will be held in a trust account for your benefit and applied to hourly fees and disbursements, as set forth below, as they are incurred.

          You also agree to pay for disbursements. Disbursements include, among other things, delivery and airfreight charges, postage, photocopying costs, court costs, computer research time, long distance telephone charges, and other costs and expenses advanced on your behalf. In some instances, costs may be billed directly to you or requested in advance and not advanced by me.

          I agree that my fees shall be reasonable, and that any transaction in which I acquire an interest in the Company and the terms thereof shall be fair and reasonable to

Legal Service Agreement
Banyan Corporation
December 5, 2006
Page 3

the Company. It is possible that the compensation I may realize from the sale of the Company’s stock issued thereunder may be materially greater or less than if I were compensated in cash solely at an hourly rate.

          I will render periodic statements to you reflecting the balance due for professional fees and disbursements from time to time. The balance due shall be payable upon receipt of the statement.

          In offering to represent the Company on the basis set forth above, I reasonably believe that my representation will not be materially limited by my own interests, in particular, my interest in the price of the Company’s stock and the possible effect thereon of the course or outcome of matters in which I represent the Company.

          The use of independent counsel may be advisable in entering into this legal service agreement and in connection with the issuance of shares hereunder. You have a reasonable opportunity to seek the advice of such independent counsel and have consented to my representation thereafter.

          I agree to represent the Company zealously and with undivided loyalty at all times. I do not, and will not, represent, in any matter involving the Company, any individual director, officer, employee or shareholder of the Company.

          I agree to use my best efforts to perform all services required in connection with my engagement in a professional, competent and timely manner. You acknowledge that such performance depends, in part, upon the prompt receipt of documentation, information, authorizations and instructions from you, your prompt review and execution of documents, and your cooperation in general.

          You may terminate my engagement at any time for any reason. I may terminate the engagement by notifying you in writing if you fail to pay as agreed or do not cooperate with me or for any other just reason. In the event of termination of this agreement, I will promptly remit a statement indicating the then current balance due or remit the credit balance, if any, in your account.

          I appreciate your confidence and look forward to working with you. If the foregoing correctly sets forth our understanding, please sign and return the enclosed copy of this letter.

Very truly yours,

/s/ Noel E. Guardi

Noel E. Guardi, Esq.

Legal Service Agreement
Banyan Corporation
December 5, 2006
Page 4

Agreed to and accepted this 5th day of December 2006.

BANYAN CORPORATION

/s/ Michael Gelmon
Michael Gelmon, Chief Executive Officer

/s/ Cory Gelmon
Cory Gelmon, President and
Chief Financial Officer

Noel E. Guardi, Attorney at Law
99 ROCKY RIDGE ROAD, P.O. BOX 381
PINECLIFFE, COLORADO 80471
TELEPHONE: 303-969-8886
FAX:303-969-8887
SECLAWYER@IONSKY.COM

February 27, 2007

Mr. Cory Gelmon, President and Chief Financial Officer
Banyan Corporation
Suite 207, 5005 Elbow Drive S.W.
Calgary, Alberta, Canada T2S 2T6

Re:	Amendment to Legal Service Agreement for 2007

Dear Mr. Gelmon:

          You have asked me to provide legal consulting services to Banyan Corporation (“you” or the “Company“) and to represent it in connection with certain securities and corporate matters, including, but not limited to compliance with the periodic reporting and beneficial ownership reporting requirements of the federal securities laws and the United States Securities Exchange Commission as appropriate, and such other matters as your may request from time to time, during the 2007 calendar year. The terms of this engagement are set forth in that certain Legal Service Agreement for 2007, dated December 5, 2006. In addition, you would like to make a remittance for a balance due for professional services related to SEC reporting and related matters pursuant to our legal service agreement. To avoid misunderstandings, I have prepared this summary of our agreement for your approval.

          Receipt by the undersigned of 6,000,000 shares (the “Shares”) as of January 1, 2007 pursuant to the legal service agreement is acknowledged.

          Upon signing of this agreement, a fee of 30,000,000 shares of the Company’s Common Stock, no par value (the “Additional Shares”) shall become due and payable. The Company shall file promptly a Registration Statement on Form S-8 with the United States Securities Exchange Commission to cover the resale of the Additional Shares to the public. Promptly after the effective date of said registration statement, the Additional Shares will be delivered without restrictive legend as designated. The Company will bear the costs of the registration and issuance of the Additional Shares.

          From time to time, the Shares, the Additional Shares and/or the proceeds therefrom shall be applied from trust to the balance due for professional fees and disbursements, including the balance due for professional fees and disbursements incurred prior to the date hereof. To the extent the Shares, the Additional Shares and the proceeds from the Shares and Additional Shares exceed the balance due for professional

Mr. Cory Gelmon
Banyan Corporation
February 27, 2007
Page 2

fees and disbursements, such excess shall be held in trust for the benefit of the Company. To the extent the Shares, the Additional Shares and the proceeds therefrom do not exceed the balance due for professional fees and disbursements the difference shall remain outstanding.

          I appreciate your confidence and look forward to working with you. If the foregoing correctly sets forth our understanding, please sign and return the enclosed copy of this letter.

Very truly yours,

/s/ Noel E. Guardi

Noel E. Guardi, Esq.

          Agreed to and accepted this 27th day of February 2007.

BANYAN CORPORATION

/s/ Cory Gelmon

Cory Gelmon, President and Chief Financial
Officer